For the fiscal year ended November 30, 1999.
File number: 811-7491

                         SUB-ITEM 77-0

                           EXHIBITS

         Transactions Effected Pursuant to Rule

10f-3 I.      Prudential Distressed Securities

Fund, Inc.

   1.   Name of Issuer
     Charter Communications Holdings LLC
   2.   Date of Purchase
       3/12/99
   3.   Number of Securities Purchased
      2,500
   4.   Dollar Amount of Purchase
       $249,333
   5.   Price Per Unit
       $99.733
   6.   Name of Underwriter or Dealer
         from whom purchased:
       Goldman Sachs

   7.   Other members of the Underwriting
Syndicate
       Chase Securities, Inc.
           Donaldson, Lufkin & Jenrette
       Bear, Sterns & Co. Inc. NationsBanc
       Montgomery Securities Salomon Smith Barney
            Credit Lyonnais Securities
       First Union Capital Markets Prudential
       Securities Incorporated TD Securities
       CIBC Oppenheimer
              Nesbitt Burns Securities, Inc.



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